Filed pursuant to Rule 424(b)(3) and 424(c)
                                     Registration Statement No. 333-82080



                           PROSPECTUS SUPPLEMENT NO. 4
                     (To Prospectus Dated February 22, 2002)

                                  $200,000,000

                                Photronics, Inc.

                  4 3/4 Convertible Subordinated Notes Due 2006
                                       and
               Common Stock Issuable Upon Conversion of the Notes


This document supplements our prospectus dated February 22, 2002 relating to the resale of up to $200,000,000 aggregate principal amount of our Notes and the shares of our common stock issuable upon conversion of the Notes, by certain holders of Notes who are named as selling security holders in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus, and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

                              ----------------

Investing in the notes involves risks. See "Risk Factors" beginning on page 7 of the prospectus.

                              ----------------


             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
        STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus supplement is March 28, 2002.

The table of selling security holders beginning on page 36 of the prospectus is hereby amended to add the entities named below as selling security holders:





                                                                  Number of
                             Principal                           shares of
                           amount of notes                       common stock
                            beneficially     Percentage of        that may be         Percentage of
                             owned that          notes              sold               common stock
         Name                may be sold      outstanding            (1)              outstanding (2)
         ----                -----------      -----------            ---              ---------------
Castle Convertible Fund, Inc.  $1,250,000          *                33,783                  *
Goldman Sachs and Company         500,000          *                13,513                  *


After giving effect to the addition of the foregoing selling security holders, the section of the prospectus entitled "Selling Security Holders" reads as follows:


                            SELLING SECURITY HOLDERS

                  We originally issued the notes in a private placement in December 2001. The notes were resold by the initial purchasers of the notes to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

The following table sets forth information we have received as of March 27, 2002 about the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.




                                              Principal                      Number of
                                              amount of                      shares of         Percentage
                                                notes                         common           of common
                                             beneficially      Percentage    stock that          stock
                                              owned that        of notes     may be sold       outstanding
           Name                              may be sold      outstanding      (1)                 (2)
           ----                              -----------      -----------      ---                 ---

Advent Convertible Master
Cayman L.P.                               $   2,935,000          1.47%          79,324               *

AIG/National Union Fire
Insurance                                       180,000           *              4,864               *

Allentown City Firefighters
Pension Plan                                     29,000           *                783               *

Allentown City Officers &
Employees Pension Fund                           11,000           *                297               *

Allentown City Police Pension
Plan                                             54,000           *              1,459               *

Amaranth LLC                                 13,800,000          6.90          372,972             1.21%

American Motorist Insurance
Company                                         507,000           *             13,702               *

AmSouth Bank Custodian for
AmSouth VA Equity Income Fund                 2,100,000          1.05           56,756               *

AmSouth Bank Custodian
for Silect Equity Variable Annuity            1,320,000           *             35,675               *
Fund

Arapahoe County Colorado                         49,000           *              1,324               *




                                              Principal                      Number of
                                              amount of                      shares of         Percentage
                                                notes                         common           of common
                                             beneficially      Percentage    stock that          stock
                                              owned that        of notes     may be sold       outstanding
           Name                              may be sold      outstanding      (1)                 (2)
           ----                              -----------      -----------      ---                 ---

Argent Classic Convertible
Arbitrage Fund L.P.                             500,000           *             13,513               *

Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd.                 2,000,000          1.00           54,054               *

Argent Convertible Arbitrage
Fund Ltd.                                     4,500,000          2.25          121,621               *

Argent LowLev Convertible
Arbitrage Fund LLC                              500,000           *             13,513               *

Arkansas Teachers Retirement
System                                        3,506,000          1.75           94,756               *

Aventis Pension Master Trust (5)                105,000           *              2,837               *

Bank Austria Cayman Islands,
LTD                                           7,400,000          3.70          199,999               *

Bankers Trust Company Trustee
for DaimlerChrysler Corp. Emp                 3,465,000          1.73           93,648               *
#1 Pension Plan dtd. 4/1/89

Baptist Health of South Florida                 577,000           *             15,594               *

Black Diamond Offshore Ltd.                     565,000           *             15,270               *

Boilermaker - Blacksmith Pension
Trust (5)                                       590,000           *             15,945               *

British Virgin Islands Social
Security Board                                   38,000           *              1,027               *

CALAMOS(R) Convertible Fund -
CALAMOS(R) Investment Trust                   2,400,000          1.20           64,864               *
(5)

CALAMOS(R)Convertible Growth
and Income Fund - CALAMOS(R)                  4,400,000          2.20          118,918               *
Investment Trust (5)

CALAMOS(R)Convertible
Portfolio - CALAMOS(R) Advisors                  65,000           *              1,756               *
Trust (5)

CALAMOS(R)Convertible
Technology Fund - CALAMOS(R)                     65,000           *              1,756               *
Investment Trust (5)





                                              Principal                      Number of
                                              amount of                      shares of         Percentage
                                                notes                         common           of common
                                             beneficially      Percentage    stock that          stock
                                              owned that        of notes     may be sold       outstanding
           Name                              may be sold      outstanding      (1)                 (2)
           ----                              -----------      -----------      ---                 ---

CALAMOS(R)Global Convertible
Fund - CALAMOS(R) Investment                     70,000           *              1,891               *
Trust (5)

CALAMOS(R)Market Neutral Fund -
CALAMOS(R) Investment Trust                  10,500,000          5.25          283,783               *
(5)

Castle Convertible Fund, Inc.                 1,250,000           *             33,783               *

Chrysler Corporation Master
Retirement Trust                              2,035,000          1.01           54,999               *

CIBC World Markets                            1,000,000           *             27,027               *

City of Albany Pension Plan (5)                  50,000           *              1,351               *

City of Knoxville Pension System
(5)                                             145,000           *              3,918               *

City of New Orleans                             203,000           *              5,486               *

City University of New York                     122,000           *              3,297               *

Clarica Life Insurance Co.- U.S.
(5)                                             145,000           *              3,918               *

Clinton Multistrategy Master
Fund, Ltd.                                    4,000,000          2.00          108,108               *

Clinton Riverside Convertible
Portfolio Limited                             4,000,000          2.00          108,108               *

Consulting Group Capital Markets
Funds (5)                                       250,000           *              6,756               *

DeAm Convertible Arbitrage                    3,300,000          1.65           89,189               *

Delta Airlines Master Trust (5)                 950,000           *             25,675               *

Delta Air Lines Master Trust (c/o
Oaktree Capital Management                      490,000           *             13,243               *
LLC)

Delta Pilots Disability and
Survivorship Trust (5)                          200,000           *              5,405               *

Delta Pilots D & S Trust (c/o
Oaktree Capital Management                      270,000           *              7,297               *
LLC)

Deutsche Banc Alex Brown                     15,624,000          7.81          422,269             1.37




                                              Principal                      Number of
                                              amount of                      shares of         Percentage
                                                notes                         common           of common
                                             beneficially      Percentage    stock that          stock
                                              owned that        of notes     may be sold       outstanding
           Name                              may be sold      outstanding      (1)                 (2)
           ----                              -----------      -----------      ---                 ---

Dorinco Reinsurance Company (5)                 325,000           *              8,783               *

Double Black Diamond Offshore
LDC                                           2,935,000          1.47           79,324               *

Drury University (5)                             35,000           *                945               *

Engineers Joint Pension Fund                    468,000           *             12,648               *

Federated Equity Income Fund,
Inc.                                          7,300,000          3.65          197,297               *

Federated Insurance Series, on
behalf of its Federated Income                  300,000           *              8,108               *
Fund II

Fidelity Financial Trust: Fidelity           11,680,000          5.84          315,675             1.03
Convertible Securities Fund (6)

Franklin and Marshall College                   190,000           *              5,135               *

Gartmore Variable Insurance
Trust, on behalf of its Federated               180,000           *              4,864               *
GVIT Equity Income Fund

Goldman Sachs and Company                       500,000           *             13,513               *

Grady Hospital Foundation                       107,000           *              2,891               *

Granville Capital Corporation                 2,000,000          1.00           54,054               *

HFR Convertible Arbitrage
Account                                         190,000           *              5,135               *

HFR Master Fund, LTD. (5)                        50,000           *              1,351               *

H.K. Porter Company, Inc. (5)                    15,000           *                405               *

Independence Blue Cross                          64,000           *              1,729               *

Innovest Finanzdienstleistungs AG               580,000           *             15,594               *

KBC Financial Products USA Inc.                 250,000           *              6,756               *

Kettering Medical Center Funded                  35,000           *                945               *
Depreciation Account (5)

Knoxville Utilities Board
Retirement System (5)                           120,000           *              3,243               *

Lipper Convertibles, L.P.                     1,500,000           *             40,540               *




                                              Principal                      Number of
                                              amount of                      shares of         Percentage
                                                notes                         common           of common
                                             beneficially      Percentage    stock that          stock
                                              owned that        of notes     may be sold       outstanding
           Name                              may be sold      outstanding      (1)                 (2)
           ----                              -----------      -----------      ---                 ---

Lipper Offshore Convertibles, L.P.            1,500,000           *             40,540               *

Louisiana Workers' Compensation
Corporation (5)                                 150,000           *              4,054               *

Lumbermans                                      491,000           *             13,270               *

Lyxor Master Fund Ref:
Argent/LowLev CB                              1,230,000           *             33,243               *

Macomb County Employees'
Retirement System (5)                           145,000           *              3,918               *

McMahan Securities Co., L.P.                  1,500,000           *             40,540               *

Microsoft Corporation                           410,000           *             11,081               *

Minnesota Power and Light                       125,000           *              3,378               *

Motion Pictures Industry                        545,000           *             14,729               *

Motion Picture Industry Health
Plan - Active Member Fund                       190,000           *              5,135               *

Motion Picture Industry Health
Plan - Retiree Member Fund                       80,000           *              2,162               *

Municipal Employees                             183,000           *              4,945               *

New Orleans Firefighters Pension
/ Relief Fund                                   110,000           *              2,972               *

Nicholas Applegate Convertible
Fund                                          1,395,000           *             37,702               *

Nicholas Applegate Global
Holdings LP                                      35,000           *                945               *

1976 Distribution Trust FBO A.R
Lauder / Zinterhofer                              7,000           *                189               *

1976 Distribution Trust FBO Jane
A. Lauder                                        13,000           *                351               *

Occidental Petroleum Corporation                118,000           *              3,189               *

OCM Convertible Trust                         1,180,000           *              8,918               *

Ohio National Fund, Inc., on
behalf of its Equity Income                      30,000           *                810               *
Portfolio




                                              Principal                      Number of
                                              amount of                      shares of         Percentage
                                                notes                         common           of common
                                             beneficially      Percentage    stock that          stock
                                              owned that        of notes     may be sold       outstanding
           Name                              may be sold      outstanding      (1)                 (2)
           ----                              -----------      -----------      ---                 ---

Ondeo Nalco                                      40,000           *              1,081               *

Onex Industrial Partners Limited              1,950,000           *             52,702               *

Palladin Securities LLC                       1,200,000           *             32,432               *

Paloma Securities LLC                         5,000,000          2.50          135,135               *

Partner Reinsurance Company
Ltd.                                            330,000           *              8,918               *

Pebble Capital Inc.                             650,000           *             17,567               *

Physicians Life                                 183,000           *              4,945               *

Policemen and Firemen
Retirement System of the City of                503,000           *             13,594               *
Detroit

Port Authority of Allegheny
County Retirement and Disability
Allowance Plan for the Employees                615,000           *             16,621               *
Represented by Local 85 of the
Amalgamated Transit Union (5)

Pro-mutual                                      603,000           *             16,297               *

Qwest Occupational Health Trust                  55,000           *              1,486               *

Ramius Capital Group                            300,000           *              8,108               *

RAM Trading Ltd                               1,750,000           *             47,297               *

Raytheon Master Pension Trust                   200,000           *              5,405               *

RCG Halifax Master Fund, LTD                    550,000           *             14,864               *

RCG Latitude Master Fund, LTD                 2,500,000          1.25           67,567               *

RCG Multi Strategy A/C LP                     1,250,000           *             33,783               *

Robertson Stephens                            5,000,000          2.50          135,135               *

Rockhaven Fund                                   80,000           *              2,162               *

Rockhaven Premier Dividend
Fund                                            700,000           *             18,918               *

San Diego City Retirement                     1,097,000           *             29,648               *

San Diego County Convertible                  1,654,000           *             44,702               *

SCI Endowment Care Common                        20,000           *                540               *
Trust Fund - First Union (5)




                                              Principal                      Number of
                                              amount of                      shares of         Percentage
                                                notes                         common           of common
                                             beneficially      Percentage    stock that          stock
                                              owned that        of notes     may be sold       outstanding
           Name                              may be sold      outstanding      (1)                 (2)
           ----                              -----------      -----------      ---                 ---

SCI Endowment Care Common
Trust Fund - National Fiduciary                  70,000           *              1,891               *
Services (5)

SCI Endowment Care Common
Trust Fund - Suntrust (5)                        30,000           *                810               *

Screen Actors Guild Pension
Convertible                                     500,000           *             13,513               *

S G Cowen Securities Corporation              1,500,000           *             40,540               *

Shell Pension Trust                             320,000           *              8,648               *

Silvercreek Limited Partnership               1,100,000           *             29,729               *

Silvercreek II Limited                          900,000           *             24,324               *

Southdown Pension Plan (5)                       60,000           *              1,621               *

Southern Farm Bureau Life
Insurance                                       185,000           *              4,999               *

SPT (5)                                         710,000           *             19,189               *

Starvest Combined Portfolio                     190,000           *              5,135               *

State Employees' Retirement Fund
of the State of Delaware                        810,000           *             21,891               *

State of Connecticut Combined
Investment Fund                               1,705,000           *             46,081               *

State of Maryland Retirement
Agency                                        2,575,000          1.29           69,594               *

State Street Bank Custodian
for GE Pension Trust                          1,585,000           *             42,837               *

Sunrise Partners LLC                          9,200,000          4.60          248,648               *

The Dow Chemical Company
Employees' Retirement Plan (5)                1,150,000           *             27,631               *

The Fondren Foundation (5)                       35,000           *                945               *

The Grable Foundation                            95,000           *              2,567               *

Trustmark Insurance Company                     280,000           *              7,567               *

2000 Revocable Trust FBO A.R                      6,000           *                162               *
Lauder /Zinterhofer




                                              Principal                      Number of
                                              amount of                      shares of         Percentage
                                                notes                         common           of common
                                             beneficially      Percentage    stock that          stock
                                              owned that        of notes     may be sold       outstanding
           Name                              may be sold      outstanding      (1)                 (2)
           ----                              -----------      -----------      ---                 ---

Union Carbide Retirement
Account (5)                                     600,000           *             16,216               *

United Food and Commercial
Workers Local 1262 and                          270,000           *              7,297               *
Employee Pension Fund (5)

Vanguard Convertible Securities
Fund, Inc.                                    1,945,000           *             52,567               *

Vopak USA Inc., Retirement Plan
(f.k.a. Van Waters & Rogers, Inc.               140,000           *              3,783               *
Retirement Plan) (5)

Wake Forest University                          686,000           *             18,540               *

Wake Forest University
Convertible Arbitrage                           355,000           *              9,594               *

WPG Convertible Arbitrage
Overseas Master Fund, L.P                     2,500,000          1.25           67,567               *

Writers Guild Industry Health
Fund                                            293,000           *              7,918               *

Wyoming State Treasurer                         971,000           *             26,243               *

Any other holder of notes or future
transferee, pledgee, donee or                 8,478,000          4.24          229,135               *
successor of any holder (3)                   ---------          ----          -------               -

Total...........................          $ 200,000,000        100.00%     5,405,400(4)           15.13%
                                          =============      =========     =============       =========

--------------------------
* Less than 1%.

     (1) Assumes conversion of all of the holder's notes at a conversion rate of 27.027 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on 30,315,494 shares of common stock outstanding as of December 31, 2001. In calculating this amount for each selling security holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that holder's notes. However, we did not assume the conversion of any other holder's notes, except in calculating the percentage for all selling security holders as a group.

     (3) Information about other selling security holders will be set forth in prospectus supplements, if required.

     (4) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

     (5) Pursuant to an Investment Management Agreement, CALAMOS(R) Investments is not acting individually, but solely as an Investment Manager for the selling security holder.

     (6) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management and Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp., a Massachusetts corporation. The holdings are as of January 23, 2002.


     We prepared this table based on the information supplied to us on or before March 27, 2002 by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date they have supplied the information to us. Information about the selling security holders may change further over time. Any changed information supplied to us will be set forth in future prospectus supplements.

     None of the selling security holders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."